Exhibit 99.1

Viveve Launches Rebranding Initiative to Reflect Focus on Treatment of Female Stress Urinary Incontinence in Anticipation of U.S. Pivotal PURSUIT Trial Readout

New branding reflects Company’s vision to be the leader in the treatment of Stress Urinary Incontinence in Women

Completion of PURSUIT follow-up visits anticipated by the end of 2022 with topline results expected shortly thereafter

ENGLEWOOD, CO – September 27, 2022 - Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's health and the treatment of female stress urinary incontinence (SUI), today announced the launch of a company-wide rebranding initiative that will include content and new graphic elements related to the treatment of SUI in women. The rebranding is being completed in advance of the planned reporting of topline results from Viveve’s pivotal U.S. PURSUIT clinical trial in early 2023.

"As a company, Viveve has been dedicated to advancing innovative treatments that can improve women’s health and quality of life. This rebranding effort strongly reinforces our commitment to bringing a new treatment option to the millions of women around the world who are living with SUI,” said Scott Durbin, Viveve's chief executive officer. "As we plan for the completion of the landmark PURSUIT clinical trial and presentation of data in early 2023, we are also dedicated to bringing both clinicians and patients the information they need to make informed treatment decisions and to demonstrate our support for the SUI community in all of our communications materials and efforts.”

The Viveve rebranding effort premiers a new corporate website that includes content addressing the prevalence of SUI in women and the current unmet need for a noninvasive treatment option. Stylish new design elements include vibrant color palettes, updated graphic elements and new layout for easy access to information for clinicians, investors, patients, and other audiences. The new brand designs will be carried through all customer and public-facing communications from Viveve including presentations, educational materials in both print and digital media, and the Company’s social media channels.

“The past three years have been transformational for the Company, with our entire organization working diligently to advance our SUI clinical development program, building on our foundation of strong clinical evidence,” continued Mr. Durbin. “With this rebranding effort, all communications from Viveve will demonstrate our vision of a brighter future for the millions of women in the U.S. alone, with SUI, who may benefit from a noninvasive, safe and durable, single-session SUI treatment option.”

About Viveve

Viveve Medical, Inc. (Viveve), is a women's health company focused on the treatment of female SUI. Based in Englewood, Colorado, the Company is conducting a pivotal U.S. clinical trial called PURSUIT, using its novel, dual-energy treatment for SUI in women. The internationally patented Viveve® System incorporates Cryogen-cooled Monopolar Radiofrequency technology to uniformly provide an endovaginal treatment that is non-ablative. In the U. S., the Viveve System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function and/or urinary incontinence. Viveve's current commercial and market development efforts focus on the U.S. and Asia Pacific regions targeting urogynecology, urology, and gynecology core specialties.

Viveve received FDA approval of its Investigational Device Exemption (IDE) application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020, and FDA approval of its requested IDE protocol amendments in December 2020. The clinical trial was initiated in January 2021, and completion of subject enrollment was announced on December 14, 2021. Completion of subject follow-up visits is anticipated by the end of 2022, and topline results will be reported shortly thereafter. If positive, results from the PURSUIT clinical trial may support a new SUI indication in the U.S.

For more information visit www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, implied and express statements regarding Viveve Medical, Inc.'s plans, timelines, or presumptions of results for the PURSUIT trial. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the timing, progress and results of our clinical trials, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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